Exhibit 99(c)

KEYCORP STUDENT LOAN TRUST 2004-A

OFFICER’S CERTIFICATE

Deutsche Bank Trust Company Americas, ELT	JPMorgan Chase Bank, N.A. IT
60 Wall Street, 26th Floor	4 New York Plaza, 6th Floor
New York, NY 10005	New York, NY 10004
Attn: Structured Finance Services	Attn: ITS – Global Debt
Mail Stop NYC60-2606	Phone: (212) 623-5427
Phone: (312) 407-0192	Fax: (212) 623-5933
Fax: (312) 407-1708

KeyBank National Association	Key Consumer Receivables LLC
800 Superior Avenue, 4th Floor	c/o KeyBank National Association
Cleveland, OH 44114	800 Superior Avenue, 4th Floor
Attn: President, KER	Cleveland, Ohio 44114
Phone: (216) 828-4293	Attn: President, KER
Fax: (216) 828-9301	Phone: (216) 828-4293
Fax: (216) 828-9301

Pursuant to Section 3.08 of the Subservicing Agreement between KeyBank National Association, successor in interest to Key Bank USA, National Association as Master Servicer and Great Lakes Educational Loan Services, Inc., as Subservicer, dated as of August 1, 2004 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Subservicer from the inception of the Trust, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned’s knowledge, based on the review, the Subservicer has fulfilled all its obligations under the Agreement throughout such period.

The undersigned also hereby certifies that the Subservicer has disclosed to the Master Servicer and to the Trust’s certified public accountants all significant deficiencies relating to the Subservicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the standard as set forth in the Agreement.

Great Lakes Educational Loan Services, Inc., Subservicer

Date: February 15, 2005	By: /S/ MICHAEL J. NOACK

Name: Michael J. Noack
Title: Chief Servicing Officer